UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/17/2009

Assurant, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31978

DE	39-1126612
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Chase Manhattan Plaza, 41st Floor
New York, New York 10005
(Address of principal executive offices, including zip code)

(212) 859-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On February 17, 2009, the Compensation Committee of the Board of Directors of Assurant,Inc. (the "Company") adopted certain forms of equity award agreements for use in granting awards under the Assurant, Inc. Long Term Equity Incentive Plan (the "ALTEIP"). The following descriptions of these forms of equity award agreements are qualified in their entirety by reference to the applicable plan documents previously filed with the U.S. Securities and Exchange Commission.

Restricted Stock Unit Agreement. The form of Restricted Stock Unit Agreement for time-based awards provides for the award of restricted stock units ("RSUs") that vest in three equal annual installments on each of the first three anniversaries of the grant date, subject to the participant's continuous employment with the Company through the applicable vesting dates. RSUs are settled in shares of the Company's common stock no later than 30 days following the applicable vesting date and are credited with dividend equivalents that are paid in cash no later than 45 calendar days following the record date for the related cash dividend. RSUs will fully vest upon a Change of Control (as defined in the ALTEIP). Participants are not entitled to voting rights with respect to any RSUs.

Upon a termination of employment (i) due to retirement following the end of the calendar year in which the grant date occurs, all unvested RSUs will fully vest; (ii) by the Company without cause or due to death or disability, vesting will be determined on a pro rata basis; or (iii) for any other reason, all unvested RSUs will be forfeited without payment.

Performance-Conditioned Restricted Stock Unit Agreement. The form of Restricted Stock Unit Agreement for performance-based awards provides for the award of performance-based restricted stock units ("PSUs") that vest, subject to the employee's continued employment through the third anniversary of the grant date, based upon the average of the Company's ranked average percentile, for each calendar year included in the performance period beginning on January 1, 2009 and ending on December 31, 2011, with respect to the following goals relative to an index of the Company's peers: growth in earnings per share, growth in revenue and achievement of total shareholder return. Each goal is weighted equally in determining the Company's annual ranked average percentile index performance. The percentage of PSUs that vests ranges from 0% for performance below the 25th percentile of the selected index to 150% for performance at or above the 75th percentile, with vesting for performance that falls between the 25th and 75th percentiles to be determined by straight-line interpolation. PSUs are settled in shares of the Company's common stock no later than 75 days after the end of the performance period. Dividend equivalents are paid in cash at the time of settlement with respect to the shares earned by the participant.   In the event of a Change of Control during the performance period (i) prior to the first anniversary of the grant date, a number of PSUs will vest assuming a level of performance equal to the 50th percentile or (ii) after the first anniversary of the grant date, a number of PSUs will vest assuming a level of performance equal to the greater of (A) the 50th percentile and (B) the actual percentile achieved, taking into account performance through the latest date preceding the date of the Change of Control as to which performance can be determined. Participants are not entitled to voting rights with respect to any PSUs.

Upon a termination of employment (i) due to retirement, all PSUs other than those granted in the year of retirement will vest; or (ii) by the Company without cause or due to death or disability, vesting will be determined on a pro rata basis; subject, in each case, to the level of performance achieved for the performance period. Upon a termination of employment for any other reason, all PSUs will be forfeited without payment.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: February 23, 2009	By:	/s/ Stephen W. Gauster
Stephen W. Gauster
Senior Vice President, Chief Corporate Counsel & Assistant Secretary